Exhibit 10.1

DynCorp International Executive Incentive Plan

Adopted effective as of April 2, 2005

I.	PURPOSE

The purpose of the DynCorp International Executive Incentive Plan (the “Plan”) is to motivate and reward officers and other executives who have significant impact on the Company’s strategy, performance and profitability for the achievement of pre-established, measurable objectives which directly impact the financial performance of DynCorp International LLC (“DI”) and its wholly owned subsidiaries (collectively with DI, the “Company”) and increase shareholder value.

II.	DEFINITIONS

A.	“Administrator” means a committee consisting of the CEO, CFO and Senior Vice President, Human Resources of DI.

B.	“Award” means a payment to a Participant pursuant to the Plan.

C.	“Award Pool” means the total dollar amount of the Budgeted Bonus Pool, after adjustments as provided in Article VI, available for Awards at the end of the Plan Year.

D.	“Base Salary” means the base annual salary rate of a Participant as of the first day of the Plan Year or, if the individual is first elected as an officer or otherwise approved as a Participant later than the first day of the Plan Year, such later date, exclusive of overtime, per diem, bonuses or any other compensation, premiums, special payments or allowances.

E.	“Budgeted Bonus Pool” means the sum of the Target Awards for all Participants at the beginning of the Plan Year.

F.	“CEO” means the Chief Executive Officer of DI.

G.	“CFO” means the Chief Financial Officer of DI.

H.	“EBITDA” means net income (loss) before interest expense, income taxes, depreciation and amortization as calculated by the CFO for purposes of the company’s annual financial reports.

I.	“Manager” means the Board of Managers of DI.

J.	“Participant” means a person designated to participant in the Plan as provided in Article IV.

K.	“Payout Percentage” means the percentage of the Target Award achieved for each Performance Criteria, as determined from Exhibit A to the Plan, as it may be revised for subsequent Plan Years.

L.	“Performance Criteria” means the financial and non-financial objectives used to measure performance, as shown in Exhibit B to the Plan, as it may be revised for subsequent Plan Years.

M.	“Performance Target” means the expected level of achievement for each Performance Criteria.

N.	“Plan Year” means the fiscal year of the Company, which ends on the Friday closest to March 31.

O.	“Target Award” means the dollar amount that a Participant is eligible to receive if the actual level of performance is exactly 100% of the Performance Target for each of the Performance Criteria.

P.	“Target Award Percentage” means a Participant’s Target Award expressed as a percentage of Base Salary. This Percentage, which is determined as of the beginning of the Plan Year, may be changed during the Plan Year to reflect any promotion of a Participant during the Plan Year.

Q.	“Total Payout Percentage” means the sum of the Weighted Payout Percentages achieved by the Participant. The Total Payout Percentage may be exactly, more than or less than one hundred percent (100%).

R.	“Weighted Payout Percentage” means the product derived from multiplying the Payout Percentage achieved by the Participant for each Performance Criteria times the weighting established for each Performance Criteria.

III.	GENERAL DESCRIPTION

As early as practicable in the Plan Year, Target Award Percentages, Performance Criteria and Performance Targets will be established and confirmed in writing for each Participant.

Performance Criteria may be established for financial objectives only or a combination of financial and non-financial objectives.

At the conclusion of the Plan Year, the actual achievement as measured against the specified Performance Criteria will be calculated to determine the actual incentive amount to be awarded to each Participant.

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IV.	ELIGIBILITY

Officers and other executive employees of the Company who have been designated by the Manager to be Participants are Participants in the Plan. Inclusion of individuals with less than six months’ employment during a Plan Year, except as set forth in the following paragraph, must be approved by the Manager as an exception to the Plan.

With the exception of earlier termination by reason of disability, retirement or death, a Participant must be employed (on the active payroll) on the date an Award is paid in order to receive an Award. In the case of such termination by reason of disability, retirement or death, the Award will be prorated to reflect the portion of the Plan Year during which the Participant was actively employed. In the event the Participant’s employment has been terminated for any other reason prior to the date the Award is due to be paid, the Participant shall forfeit the Award. However, at its sole discretion, the Manager may approve an Award to a former employee or to the former employee’s estate, in such amount as is deemed appropriate.

Participation in the Plan precludes eligibility for participation in any other annual cash incentive plan(s) provided by the Company.

V.	RESPONSIBILITIES

A.	The Plan will be administered by the Manager.

B.	Subject to approval by the Manager, the Administrator is responsible for recommending Participants, recommending individual Target Award Percentages, unit Performance Criteria and individual Performance Targets, submitting financial results at the end of the Plan Year for the organizational entities relative to Performance Criteria approved at the beginning of the Plan Year, and evaluating Participant individual performance.

C.	The Manager is responsible for amending the Plan, approving individual Target Award Percentages, financial objectives, deviations from the Plan and actual Awards.

VI.	AWARD POOL

At the beginning of the Plan Year the Administrator will establish, subject to approval by the Manager, the amount of the Budgeted Bonus Pool.

The Budgeted Bonus Pool will be accrued ratably on a monthly basis during the Plan Year. The accrual amount will be reviewed quarterly and adjusted as necessary to reflect the most recent projections of actual financial performance versus budgeted performance and additions to, deletions from or other changes in Plan participation.

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At the end of the Plan Year, the Administrator reviews Company performance and calculates the Award Pool. After any adjustments as deemed necessary, the Administrator recommends the final Award Pool for approval to the Manager.

VII.	AWARDS

Target Award Percentages ranging from 20% to 100% (in 5% increments) of Base Salary will be established for each Participant at the beginning of the Plan Year. Specific Performance Criteria will be established for each Participant. These Performance Criteria will be assigned a weighting to reflect the percentage of the Target Award attributable to each Performance Criteria. The sum of the weightings for all Performance Criteria will equal 100%.

At the end of the Plan Year, actual performance achievement levels for each Performance Criteria will be calculated by the Administrator for each Participant, subject to the approval of the Manager. An interpolated Payout Percentage will be calculated for each Performance Criteria from the matrices shown in Exhibit A, as it may be revised for subsequent Plan Years. The Payout Percentage determined for each Performance Criteria will be multiplied by the percentage weighting for the respective Performance Criteria as shown in Exhibit B, as it may be revised for subsequent Plan Years. This will be the Weighted Payout Percentage for each Performance Criteria. The sum of the Weighted Payout Percentages for all applicable Performance Criteria will determine the Total Payout Percentage for each Participant.

VIII.	AWARD DETERMINATION

The Total Payout Percentage determined in Article VII for each Participant will be multiplied by the Participant’s Target Award to determine the amount of Award payable. These calculated Awards shall be rounded as to the nearest $100.

Should a Participant transfer to another organization during the Plan Year, the final Award will be jointly determined and prorated for the time spent in each organization.

An Award to a Participant hired during the Plan Year will be prorated based upon the number of full months employed by the Company as a percentage of the full year.

All Awards proposed under the Plan are subject to the approval of the Manager, who may at their discretion adjust the amounts to be awarded in order to reflect exceptional performance, performance that falls below objectives or other performance factors that affect or potentially affect the ability of the Company or any of its units to meet its business and financial goals. The Manager’s approval shall be final and binding on all Recipients.

The total of Awards paid to all Participants shall not exceed the aggregate Award Pool as adjusted pursuant to Article VI.

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No Awards will be paid if the Company does not achieve at least seventy-five percent (75%) of the established Performance Target for Company consolidated EBITDA. The threshold performance levels for other Performance Criteria are shown in Exhibit B, as it may be revised for subsequent Plan Years.

IX.	YEAR-END ADMINISTRATION

Initial actual Award recommendations will be calculated by the Administrator. The Administrator may adjust the initial calculated Awards to reflect extenuating circumstances. The adjusted recommendations will be submitted by the CEO to the Manager for approval.

Award payments will be made as soon as practicable following approval by the Manager. Payments will be made in cash, net of applicable withholdings.

X.	NO CONTRACT OF EMPLOYMENT

Nothing in the Plan or in any action taken hereunder shall constitute any contract of employment or affect the Company’s right to terminate at any time and for any reason the employment of any employee who is a Participant in the Plan.

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